RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM Technologies, Inc. Declares Special Cash Dividend of $1.00 Per Share

Pennsauken, NJ – December 11, 2017 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced that its Board of Directors declared a special cash dividend of $1.00 per share, payable on December 28, 2017 to stockholders of record at the close of business on December 22, 2017.  RCM expects 100% of the special dividend to be characterized for tax purposes as return of capital to shareholders.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, Inc., commented: "We are excited to announce a special dividend of $1.00 per share and continue our impressive record of returning capital to our shareholders.  Including an estimate of this upcoming $1.00 special dividend, other special dividends, and our stock repurchase initiatives, RCM has returned nearly $80 million to our shareholders.  We expect that our revenues and gross profit for the current fourth quarter of fiscal 2017 will be amongst our best quarterly performances in at least five years. We are optimistic about the prospects of our business on a go forward basis and we expect to continue to generate strong operating income and cash flow in 2018."

Kevin Miller, Chief Financial Officer, added: "Due to the favorable cash generating characteristics of RCM's business model, our Board of Directors believes a target long-term capital structure generally in the range of 1.50x to 2.50x net debt/EBITDA will allow the Company to invest internally for profitable organic growth, consider acquisitions that are a strategic fit to RCM's core business, and, when appropriate, return capital to shareholders as part of a comprehensive capital allocation framework that is reviewed quarterly by the Board.  While the issuance of this dividend will cause RCM initially to exceed this long-term targeted net debt/EBITDA ratio, we also expect that we will lower our net debt/EBITDA ratio to be in line with this range sometime in late 2018."

"We believe fourth quarter revenues will range between $48.0 million and $50.0 million and gross profit will range between $12.7 million and $13.2 million. We also anticipate taking a charge for goodwill impairment of up to $4.6 million and other charges of up to $1.3 million primarily related to the closure of several unprofitable offices, severance payments to a former senior executive and the purchase of a small European engineering firm. Under the tax code currently in effect, the goodwill impairment and other charges are expected to provide a tax benefit of approximately $3.0 million which will be realized after fiscal 2017. As we head into 2018, we expect to build on our strong performance in the second half of 2017."

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to the tax characterization of the special dividend, expectations regarding our financial results for the fourth quarter of 2017 and beyond, demand for the Company's services, the return of capital to shareholders, expectations regarding our net debt/EBITDA ratio and goodwill impairments and other charges.  Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.